Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
NOTICE: YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS, AND EFFECT OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.
The parties to this Separation Agreement and General Release (hereinafter “Agreement”) are Fibrocell Science, Inc. (the “Company”) and Michael F. Marino (“Executive”) (collectively, “Parties”).
WHEREAS, Executive tendered his resignation as Senior Vice President, General Counsel and Corporate Secretary of the Company, effective as of January 25, 2017 (the “Termination Date”); and
WHEREAS, the Company and Executive desire to set forth their agreement concerning the terms and conditions of the cessation of employment of Executive, including the precise nature and amount of compensation to be provided to Executive and any other rights and obligations of the Company and Executive following Executive’s resignation;
NOW, THEREFORE, in consideration of the respective promises set forth herein, which the Parties acknowledge are adequate consideration for the promises made herein, and subject to the conditions described herein, the Parties acknowledge and agree as follows:
1.    Termination Date: Executive’s employment with the Company will end on the Termination Date. The Company shall pay any and all of Executive’s compensation due and owing as of the Termination Date, including Executive’s accrued but unused vacation for fiscal year 2017 (2 days), in accordance with Company’s usual compensation and payroll practices. Executive shall be entitled to reimbursement of all reasonable unreimbursed business expenses incurred as of the Termination Date in accordance with Company’s expense reimbursement policy. Except as specifically provided by this Agreement, the Company shall have no other obligations or liabilities to Executive following the Termination Date.
2.    Resignation: Executive hereby acknowledges and agrees that Executive resigned from all positions held by Executive as an officer of the Company and each of its direct and indirect subsidiaries, effective as of the Termination Date.
3.    Special Payment: In consideration of the execution of this Agreement by Executive and not revoking the same and of Executive’s performance of his obligations under this Agreement, and conditioned on his compliance with its terms and conditions, the Company shall pay Executive the total amount of One Hundred Ten Thousand Eight Hundred Fifty Two dollars ($110,852) (the “Special Payment Amount”). The Company shall pay the Special Payment Amount to Executive, less applicable withholdings and deductions, on the Company’s next regular payday following the expiration of the Revocation Period (defined herein). Executive acknowledges that the Special Payment Amount includes ten (10) days of accrued but unused vacation for fiscal year 2016 for which Executive would not otherwise be entitled to payment. The treatment of any outstanding stock options held by Executive on the Termination Date shall be determined in accordance with the terms of the Company’s 2009 Equity Incentive Plan and the applicable award agreements.
4.    Release: Executive, for himself, his attorney, heirs, executors and assigns, does hereby fully and forever release and discharge the Company and its past, current and future subsidiaries and affiliates, as well as their predecessors, successors, assigns, and all of their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators (collectively, the “Company Released Parties”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which Executive has or may have against any of them arising out of or in connection with his employment by the Company, the Employment Agreement between the Company and Executive, dated June 1, 2015 (the “Employment Agreement”), the termination of Executive’s employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of Executive’s signing of this Agreement related to the Company, except that Executive is not releasing (i) any claims under Section 8 of the Employment Agreement including, without, limitation, Executive’s continuing rights to indemnification and coverage under the Company’s current and future director and officer insurance policies to the same extent as the directors and officers of the Company are covered under such policies, which rights survive the Executive’s termination of employment, (ii) any other right to indemnification or officer liability insurance coverage or employed lawyer insurance coverage or other insurance coverage that Executive may have under the Company’s certificate of incorporation, bylaws or otherwise, (iii) any claims relating to any rights Executive may have pursuant to stock option awards granted to Executive by the Company (collectively, the “Stock Option Awards”) that vested before the Termination Date, or (iv) any claims arising after the date of his signing this Agreement. Executive shall not file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. Executive represents and warrants that Executive has not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons or entities released herein and that Executive will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.
This Agreement specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Worker Adjustment and Retraining Notification Act, claims under the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims for wrongful discharge in violation of public policy, claims under the Employment Discrimination Bureau (EDB) - Pennsylvania, the Pennsylvania Family Leave Act, the Pennsylvania Workers’ Compensation Act, the Pennsylvania State Wage and Hour Law, the Pennsylvania Law on Equal Pay, the Pennsylvania Political Activities of Employees Law, the Pennsylvania Lie Detector Testing Law, the Pennsylvania Tobacco Use Law, the Pennsylvania Genetic Testing Law, the State of Pennsylvania Labor Relations Act, the Pennsylvania Human Rights Law, and the Pennsylvania Labor Law, claims for discrimination in violation of the Pennsylvania Human Relations Act, claims for breach of express or implied contract, wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Company or the persons or entities released herein.
Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters released in this Agreement, and this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
However, notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after Executive executes this Agreement are not waived. Likewise, nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency.  Notwithstanding the foregoing, Executive agrees to waive his right to recover individual relief in any charge, complaint, or lawsuit filed by him or anyone on his behalf.

5.    Non-admission of Liability or Wrongdoing: The Parties understand and agree that the execution of this Agreement does not constitute an admission by any party of any liability or wrongdoing on the part of that party.
6.    Restricted Information: Executive shall not disclose to anyone outside of the Company, or use for his own benefit or the benefit of anyone other than the Company, any nonpublic information regarding the Company’s business, including but not limited to: (a) customer information, such as the Company’s customer list and other nonpublic information regarding the Company’s customers, such as customer contact information; contract terms; customer files; information regarding customer history, needs and preferences; and information designated by customers to be kept confidential; (b) financial information, such as sales plans and forecasts; sales and earnings figures; cost and profitability information; and pricing; (c) corporate strategies, marketing and other strategic plans; (d) technical and product information, such as sources of supply; manufacturing methods; product development plans; product testing plans, protocols, data and results; and intellectual property; and (e) personnel files and information (collectively, the “Restricted Information”). Restricted Information does not include any information that is, or becomes, in the public domain through no disclosure or other action (whether direct or indirect) by Executive. The obligations in this Section 6 with respect to a particular piece of Restricted Information shall remain in effect until that piece of information enters the public domain through no breach of contract or duty by Executive. Pursuant to 18 USC § 1833(b), Executive agrees and understands that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).
7.    Non-Disparagement: Executive shall not make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company and its subsidiaries and affiliates, (b) their employees, officers, directors or trustees or (c) the services and/or products being developed or provided by the Company or its subsidiaries or affiliates. The Company, including its Director of Human Resources, Section 16 officers and members of its Board of Directors shall not make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of the Executive.
8.    Cooperation: Executive shall cooperate with the Company and its subsidiaries or affiliates in connection with any pending or future investigation, litigation, proceeding or other matter which may be filed against or by the Company or its subsidiaries or affiliates with any agency, court, or other tribunal and concerning or relating to any matter falling within Executive’s knowledge or former area of responsibility. Executive shall provide reasonable assistance and completely truthful testimony in such matters as needed. The Company shall compensate the Executive for services performed by Executive pursuant to this Section 8 at $250 per hour and will reimburse Executive for all reasonable associated out of pocket expenses incurred at the request of the Company.
9.    Return of Property; Deductions: Promptly after the Termination Date, Executive shall return the original and all copies of Company property, including but not limited to any and all Restricted Information and all documents, files, manuals, forms, records, contact information or lists, financial information, drawings, plans, hardware, software, access codes, keys, credit cards, and any and all other physical, intellectual, or personal property of the Company or its subsidiaries or affiliates. Executive hereby authorizes the Company to deduct as an offset from the above-referenced Special Payment Amount the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Executive’s behalf, unless prohibited by applicable law. Executive further represents that he has not retained any non-public information about the Company or its affiliates or subsidiaries on any personal computer or portable data storage device or in any other manner.

10.    Breach: In the event that Executive or the Company breaches or threatens to breach any provision of this Agreement, Executive or the Company, as applicable, shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive and the Company hereby waive any claim that the other Party has as an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive and the Company, as applicable, shall be entitled to an award of all costs and attorneys’ fees incurred by him or it in any successful effort to enforce the terms of this Agreement. The foregoing relief shall not be construed to limit or otherwise restrict either Party’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.
11.    Communication with Government Agencies: Notwithstanding anything to the contrary herein, Executive understands that nothing in this Agreement restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need the Company’s prior authorization to engage in such conduct. This Agreement does not limit Executive’s right to receive an award for information provided to Government Agencies.
12.    Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A and any payments to be made under this Agreement that are subject to Section 409A and that are payable to a “specified employee” on account of “separation from service” (other than amounts exempt from Section 409A) during the first six (6) months after the date of Executive’s “separation from service,” shall be paid on the first day of the seventh month beginning after the date of Executive’s “separation from service” (or upon Executive’s death, if earlier). Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
13.    Arbitration of Disputes: Any dispute, controversy or claim arising out of or related to Executive’s employment with the Company, this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in the County of Chester, Pennsylvania. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.
14.    Acknowledgements by Executive: In signing this Agreement, Executive acknowledges:

(1)
That he has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which he might still be entitled to compensation or relief in the future. Except as otherwise set forth herein, he has been paid all wages, compensation and benefits, and other amounts that the Company or any Company Released Party should have paid him in the past.

(2)	That he is not aware of any unlawful conduct by the Company or any of its directors, officers or employees.

(3)
That he is intentionally releasing claims that he did not know that he might have and that, with hindsight, he might regret having released. He has not assigned or given away any of the claims he is releasing.

(4)	That he has read and understands this Agreement and that he has been advised to consult with an attorney about its meaning and effect and has done so.

(5)
That he is receiving monies or other consideration to which he is not otherwise entitled by signing the Agreement and that he is releasing all claims against the Company Released Parties, whether known or unknown, knowingly and voluntarily and without duress, coercion or undue influence of any kind.

15.    Knowing and Voluntary Execution: Executive states and represents that he has carefully read this Agreement and knows and understands the contents thereof, and that he has executed the same as his own free act and deed. Executive also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.
16.    Executed Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
17.    Modification: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both Parties.
18.    Effect of Void Provision: If a Party successfully asserts that any provision in this Agreement is void or invalid, the rest of the Agreement shall remain valid and enforceable unless the other Party elects to cancel it. If this Agreement is cancelled by the Company or Executive successfully asserts that Sections 4, 5, 6, 7, 8, 9, 14, 15, 19 and 20 are void or invalid pursuant to the preceding sentence, then Executive will forfeit and/or repay any additional amounts which Executive received in exchange for signing it.
19.    Assignability: Executive’s obligations and agreements under this Agreement shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder (other than its payment obligations) to any party. The Company’s obligations and agreements under this Agreement shall be binding on its successors and assigns and shall inure to the benefit of Executive’s heirs, successors and assigns.
20.    Entire Agreement: This Agreement sets forth the entire agreement between the Parties hereto and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter herein (specifically excluding, however, post-termination obligations contained in the Employment Agreement and the Stock Option Awards). Each Party acknowledges that when they decided to sign this Agreement, they were not relying on any representations that are not in this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.
21.    Governing Law: This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions.
YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY ADVISES THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS FROM THE DATE YOU FIRST RECEIVED IT. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

FEBRUARY 25, 2017 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO EDWARD RUSSELL, HUMAN RESOURCES. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENT DESCRIBED IN IT.
YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO EDWARD RUSSELL, HUMAN RESOURCES, BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT (“REVOCATION PERIOD”). IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENT DESCRIBED IN IT. THE EFFECTIVE DATE OF THIS AGREEMENT IS THE EIGHTH DAY AFTER YOU SIGN WITHOUT REVOCATION.
[SIGNATURE PAGE TO FOLLOW]

AGREED:

FIBROCELL SCIENCE, INC.
/s/ John M. Maslowski	January 25, 2017
Name: John M. Maslowski	Date
Title: Chief Executive Officer

EXECUTIVE
/s/ Michael F. Marino	January 25, 2017
Michael F. Marino	Date